EXHBIT 3.3

                      CERTIFICATE OF RENEWAL AND REVIVAL OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          SILVA BAY INTERNATIONAL INC.


          It  is  hereby  certified  that:

          1. The name of the corporation (hereinafter called the "corporation") is SILVA BAY INTERNATIONAL INC.

          2. The corporation was organized under the provisions of the General Corporation Law of the State of Delaware. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware is August 28, 1998.

          3. The address, including the street, city, and county, of the registered office of the corporation in the State of Delaware and the name of the registered agent at such address are as follows: The Company Corporation, 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805.

          4. The corporation hereby procures a renewal and revival of its certificate of incorporation, which became inope-rative by law on March 1, 2003, for failure to file annual reports and non-payment of taxes payable to the State of Dela-ware.

          5. The certificate of incorporation of the corpora-tion, which provides for and will continue to provide for, perpetual duration, shall, upon the filing of this Certificate of Renewal and Revival of the Certificate of Incorporation in the Department of State of the State of Delaware, be renewed and revived and shall become fully operative on February 28, 2003.

          6. This Certificate of Renewal and Revival of the Certificate of Incorporation is filed by authority of the duly elected directors as prescribed by Section 312 of the General Corporation Law of the State of Delaware.

Signed  on  March  24,  2003

                              /s/ Dyron Watford
                              -----------------------------------
                              Name:  Dyron Watford
                              Title: President




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